Exhibit 10.16

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

University of Michigan File 4774 and 5424

This License Agreement (“Agreement”) is effective as of 22 January, 2013 (the “Effective Date”), between GenomeDx Biosciences, Inc. (“LICENSEE”) having the address in Article 13 below, and the Regents of the University of Michigan, a constitutional corporation of the state of Michigan (“MICHIGAN”). LICENSEE and MICHIGAN agree as follows:

ARTICLE 1 — DEFINITIONS

1.1         “AFFILIATE” means any individual, corporation, firm, partnership or other entity, which directly or indirectly owns, is owned by, or is under common ownership with LICENSEE to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling, or under common control with LICENSEE through equity ownership, ability to elect directors, or by virtue of a majority of overlapping directors.

1.2         “CO-EXCLUSIVE FIELD OF USE” means diagnostic tests formatted for urine and blood samples.

1.3 “EXCLUSIVE FIELD OF USE” means diagnostic tests for all uses (including but not limited to disease screening, detection and selection of patients for treatment) except those in CO-EXCLUSIVE FIELD OF USE.

1.4         “FIRST COMMERCIAL SALE” means, with respect to a LICENSED PRODUCT, the first sale of such LICENSED PRODUCT by LICENSEE, its AFFILIATE or a SUBLICENSEE to a third party after regulatory approval has been obtained therefor, other than sale of a LICENSED PRODUCT for use in trials, such as field trials or clinical trials, being conducted to obtain FDA or other governmental approvals to market LICENSED PRODUCTS.

1.5         “LICENSED PROCESS(ES)” means performing services for a fee, using the LICENSED PRODUCT.

1.6         “LICENSED PRODUCT(S)” means any product or process that in the making, using, importing, exporting or selling of such product or process would, absent the license granted under this Agreement, infringe a VALID CLAIM of PATENT RIGHTS.

1.7         “NET SALES” means the amount received by LICENSEE, its AFFILIATE or any SUBLICENSEE, on sales by LICENSEE, its AFFILIATE or any SUBLICENSEE of a LICENSED PRODUCT or LICENSED PROCESS to a third party less documented:

(a) duties, import, export, sales, excise or use taxes or other government charges;

(b) credits for defective or returned LICENSED PRODUCTS or LICENSED PROCESSES actually given;

(c) regular trade discount allowances, incentives, rebates, or price reductions actually given;

(d) transportation, handling and distribution costs for such LICENSED PRODUCT or LICENSED PROCESS; and

(e) costs associated with collecting, shipping and pathology work conducted on the samples relating to the LICENSED PROCESSES.

NET SALES shall not include any amount for: the transfer of LICENSED PRODUCT as samples, for marketing purposes or on compassionate grounds and, prior to the receipt of regulatory approval therefor, trial materials, and the sale or other transfer of LICENSED PRODUCT between LICENSEE and any of its AFFILIATES or between such AFFILIATES, provided that any subsequent resale or re-transfer of such LICENSED PRODUCT to a third party end user of the LICENSED PRODUCT shall be included in NET SALES. NET SALES shall be determined from the books and records of LICENSEE and/or its AFFILIATES maintained in accordance with U.S. generally accepted accounting principles consistently applied.

Where LICENSEE receives any consideration other than cash for such transactions, fair market cash value (at the time of the transaction) for such consideration, to be agreed upon by the parties hereto, shall be included in NET SALES.

NET SALES for a particular LICENSED PRODUCT will be calculated by multiplying the total revenue received for such LICENSED PRODUCT with a factor (“MULTI-GENE PRODUCT FACTOR”) that reflects the relative contribution of the MICHIGAN licensed technology in such LICENSED PRODUCT, based on the percentage of biomarkers configured in such LICENSED PRODUCT that are claimed by a VALID CLAIM of PATENT RIGHTS and calculated as set forth below.

The MULTI-GENE PRODUCT FACTOR shall be A/B, where A is equal to the sum of the number of biomarkers claimed by a VALID CLAIM of PATENT RIGHTS, and B is equal to the sum of the total number of biomarkers included in such LICENSED PRODUCT.

1.8         “PATENT RIGHTS” means all of MICHIGAN’S legal rights under the patent laws of the United States or relevant foreign countries for all of the following:

(a) the following United States and foreign patent(s) and/or patent application(s), and any divisionals, continuations and continuations-in-part (but only to the extent that such claims in continuation in part applications are directed to subject matter specifically described in the foregoing patents and/or patent applications), and any foreign counterparts of the same:

[***]

and

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all patent applications which claim inventions disclosed prior to the Effective Date to the MICHIGAN Office of Technology Transfer and specifically described and enabled in the following Office of Technology Transfer files: 4774 and 5424.

(b) Any and all United States and foreign patents issued from the applications listed in subparagraph 1.6(a) above, including any substitution, reissued or reexamined patents based upon the same.

1.9         “ROYALTY PERIOD(S)” means, with respect to the ROYALTY TERM, the six (6) month periods of each calendar year, ending on the last days of June and December,

1.10 “ROYALTY TERM” means, on LICENSED PRODUCT-by-LICENSED PRODUCT and country-by-country basis for a particular LICENSED PRODUCT in a particular country, the period beginning on the FIRST COMMERCIAL SALE of such LICENSED PRODUCT in such country and ending upon the date of expiration of the last VALID CLAIM in the PATENT RIGHTS claiming the composition of matter or method of making or using such LICENSED PRODUCT in such country,

1.11         “SUBLICENSEE(S)” means any third party person or entity granted a sublicense by LICENSEE under the license grant to LICENSEE in Section 2.1 of this Agreement.

1.12         “TERRITORY” means worldwide.

1.13         “VALID CLAIM” means a claim contained in (a) an issued and unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise, or (b) a patent application that has not been irretrievably cancelled, withdrawn or abandoned and that has been pending for less than [***] years from the filing date from which such claim takes priority; provided, however, it shall exclude any claim that is subject to a then-ongoing interference proceeding or any claim in a patent application or issued patent that has been lost as a result of an interference proceeding.

ARTICLE 2 — GRANT OF LICENSE

2.1         Subject to the terms and conditions of this Agreement, MICHIGAN hereby grants to LICENSEE an exclusive license under the PATENT RIGHTS, in the EXCLUSIVE FIELD OF USE and a co-exclusive license in the CO-EXCLUSIVE FIELD OF USE, both such licenses with the right to grant sublicenses through multiple tiers and the TERRITORY to research, develop, make, have made, import, use, market, offer for sale and sell LICENSED PRODUCTS and to practice LICENSED PROCESSES.

2.2         MICHIGAN agrees that, during the first five years from the Effective Date, it will not discuss, enter into negotiations for, or grant to any Third Party a license under Co-Exclusive Patent Rights, without first offering the right to LICENSEE to obtain such rights by providing written notification to LICENSEE. Within [***] days after receiving such notification, LICENSEE shall notify MICHIGAN in writing as to whether it desires to obtain a license under

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such inventions (the “Notification Period”). In the event LICENSEE does not notify MICHIGAN of its desire to obtain such license by the end of the Notification Period, or if LICENSEE provides MICHIGAN with written notification at any time prior to the end of the Notification Period that it does not wish to obtain such license, then MICHIGAN shall have the right to provide such license to a Third Party without further obligation to LICENSEE. If LICENSEE notifies MICHIGAN of its desire to obtain such license within such Notification Period, then, promptly after MICHIGAN’s receipt of LICENSEE’s notification, the Parties shall negotiate in good faith, for a period of [***] months after MICHIGAN’s receipt of such notice (the “Negotiation Period”), an amendment to this License Agreement governing the terms and conditions under which LICENSEE would obtain such expanded rights. In the event the Parties, despite good faith negotiations, are unable to enter into such agreement within such Negotiation Period, then MICHIGAN shall have the right to grant rights to the invention to a Third Party on terms that, taken as a whole, are no more favorable to MICHIGAN than those last offered by LICENSEE.

2.3         Without limiting any other rights it may have, MICHIGAN specifically reserves the right to practice the PATENT RIGHTS for its internal non-commercial research (i.e., not sponsored research for or collaboration with for-profit entities), public service, and/or educational purposes, and the right to grant the same limited rights to other non-profit research institutions. MICHIGAN and the University of Michigan Health Systems shall have the retained right to practice PATENT RIGHT(S) in the FIELD(S) of USE for activities involving patient care of MICHIGAN’s own patients (including fee-for-service diagnostic testing for such patients) and shall not perform services for any patient at any hospital or clinic that is not part of MICHIGAN or the University of Michigan Health System.

2.4         The term of this Agreement shall commence on the Effective Date and continue until expiration of the last to expire ROYALTY TERM, unless sooner terminated as provided in another specific article of this Agreement. Upon expiration of the term of this Agreement, the license granted to LICENSEE under Section 2.1 shall become a fully paid-up, perpetual, irrevocable license.

2.5         LICENSEE agrees that LICENSED PRODUCTS used, leased or sold in the United States shall be manufactured substantially in the United States. At LICENSEE’s request, MICHIGAN will request a waiver of this requirement from the Federal funding agency and LICENSEE shall cooperate with MICHIGAN and provide all requested information in support of such waiver application.

2.6         The licenses granted in this Agreement are subject to any rights required to be retained by the U.S. government, for example in accordance with Chapter 18 of Title 35 of U.S.C. 200-212 and the regulations thereunder (37 CFR Part 401), when applicable. LICENSEE agrees to comply in all material respects, and shall provide MICHIGAN with all reasonably requested information and cooperation for MICHIGAN to comply with applicable provisions of the same and any requirements of any contracts between MICHIGAN and any agency of the U.S. government that provided funding for the subject matter covered by the PATENT RIGHTS.

2.7         LICENSEE acknowledges that it has been informed that the licensed PATENT RIGHTS were developed, at least in part, by employees of the Howard Hughes Medical Institute (“HHMI”) and that HHMI has a paid-up, non-exclusive, irrevocable license to use the licensed

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PATENT RIGHTS for HHMI’s research purposes, but with no right to assign or sublicense (the “HHMI License”). This license is explicitly made subject to the HHMI License.

ARTICLE 3 — CONSIDERATION

3.1         LICENSEE shall pay the following fees and royalties to MICHIGAN during the term of this Agreement. The fees and royalties shall be:

(a) A one-time upfront license issue fee equal to Fifty Thousand Dollars ($50,000). Such license issue fee shall be nonrefundable and is due thirty days (30) after the Effective Date. LICENSEE will pay further fees in the form of reimbursement of certain costs pursuant to Article 7 hereof.

(b) During the ROYALTY TERM, on a LICENSED PRODUCT-by-LICENSED PRODUCT basis, running royalties based on NET SALES of a LICENSED PRODUCT as follows:

For that portion of annual NET SALES of such LICENSED PRODUCT that are less than or equal to [***] Dollars ($[***]): [***] percent ([***]%); and

For that portion of annual NET SALES of such LICENSED PRODUCT that are in excess of [***] Dollars ($[***]): [***] percent ([***]%).

During the term of the Agreement, in the absence of a VALID CLAIM of the PATENT RIGHTS claiming the composition of matter or method of making or using such LICENSED PRODUCT, LICENSEE shall pay a royalty of [***] percent ([***]%) of NET SALES in the country of manufacture or sale as conducted by LICENSEE for the first seven (7) years after FIRST COMMERCIAL SALE of such LICENSED PRODUCT.

(c) If LICENSEE or its AFFILIATE is obligated or reasonably deems it necessary to pay consideration to any third party that holds any intellectual property rights that would, in the reasonable judgment of LICENSEE be infringed by the manufacture, importation, use, offer for sale or sale of a LICENSED PRODUCT, then LICENSEE shall be entitled to deduct [***] percent ([***]%) of such consideration paid to such third party from the royalties payable to MICHIGAN under Section 3.1(b). However, in no event shall the royalties payable to MICHIGAN under Section 3.1(b) for any ROYALTY PERIOD be reduced pursuant to this Section 3.1(c) to less than [***] of the rates otherwise owed to MICHIGAN. LICENSEE shall notify MICHIGAN of the execution of any agreement with a third party that triggers the royalty reduction referred to in this Section 3.1(c) and the applicable royalty rates therefore.

(d) In consideration of the license granted hereunder LICENSEE will make, without duplication, in respect of any LICENSED PRODUCT, nonrefundable and non- creditable payments to MICHIGAN of [***] percent ([***]%) of sublicense fees received by LICENSEE and directly attributable to a sublicense granted

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hereunder, that is received by LICENSEE, until the date of expiration of the last ROYALTY TERM for such LICENSED PRODUCT in the country of manufacture or sale as conducted by the SUBLICENSEE as applicable. Such sublicense fees do not include royalties received by LICENSEE or payments received by LICENSEE specifically purposed for LICENSEE’s products or services such as research, development, manufacturing, commercialization or patent prosecution, and would include any payment received by LICENSEE in exchange for LICENSEE’s equity only to the extent such payment amount exceeds the fair market value of such equity at the time of the transaction.

(e) Within thirty (30) days of receipt after an invoice from MICHIGAN, LICENSEE shall reimburse MICHIGAN for documented third party patent costs associated with the PATENT RIGHTS incurred by MICHIGAN prior to the Effective date, in an amount not to exceed [***] Dollars ($[***]).

(f) LICENSEE shall pay to MICHIGAN the following minimum annual royalties (“Annual Fee”). This Annual Fee is accrued on June 30 of the years specified below. LICENSEE may credit each Annual Fee in full against all royalties under subsections (b) and (d) above otherwise due MICHIGAN for the prior July 1 through the June 30 on which the Annual Fee accrues. The Annual Fees are:

(1)

First Annual Fee beginning on June 30, 2014 and each Annual Fee thereafter until the FIRST COMMERCIAL SALE of the first LICENSED PRODUCT: Ten Thousand Dollars ($10,000). Each such Annual Fee is payable with the annual report in which the Annual Fee accrues, pursuant to Section 4.1.

(2)

Beginning in the first year after the FIRST COMMERCIAL SALE of the first LICENSED PRODUCT and in each year thereafter during the term of this Agreement: Twenty Five Thousand Dollars ($25,000). Each such Annual Fee is payable with the applicable semi-annual royalty report in which the Annual Fee accrues, pursuant to Section 4.2. Should this Agreement terminate or expire other than on a June 30, the Annual Fee for such portion of a year during the term of the Agreement shall be determined by multiplying the amount set forth above for the given year by a fraction, the numerator of which shall be the number of days since the prior June 30 during which the Agreement is in effect and the denominator of which shall be three hundred and sixty-five (365).

(g) LICENSEE shall pay to MICHIGAN the following one-time milestone payments:

(1)	Upon cumulative NET SALES of all LICENSED PRODUCTS equaling [***] Dollars ($[***]): [***] Dollars ($[***]) due within [***] days after the financial quarter in which such milestone was achieved.

(2)	Upon cumulative NET SALES of all LICENSED PRODUCTS equaling [***] Dollars ($[***]): [***] Dollars

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(3)	($[***]) due within [***] days after the financial quarter in which such milestone was achieved.

Milestone payments are non-refundable and non-creditable against any royalties otherwise due under this Agreement. For clarity, each of the above milestone payments shall be made only once under this Agreement, when such milestone event was first triggered.

3.2         LICENSEE shall be responsible for the payment of all taxes, duties, levies, and other charges (other than income tax) imposed by any taxing authority with respect to the royalties payable to MICHIGAN under this Agreement. Should LICENSEE be required under any law or regulation of any government entity or authority to withhold or deduct any portion of the payments on royalties due to MICHIGAN, then such withholding or deduction shall be deducted from the royalties paid to MICHIGAN, and LICENSEE shall promptly furnish MICHIGAN with copies of all official receipts for such deduction.

Each party will obtain, or assist the other party in obtaining, any tax reduction (including avoidance of double taxation), tax refund or tax exemption available to the parties by treaty or otherwise.

3.3         LICENSEE is not obligated to pay multiple royalties if any LICENSED PRODUCT is covered by more than one (1) VALID CLAIM of the PATENT RIGHTS or the same LICENSED PRODUCT is covered by VALID CLAIMS in two (2) or more countries.

3.4         Royalty payments due hereunder shall be made to “The Regents of the University of Michigan” in United States dollars. Payments drawn directly on a U.S. bank may be made by either check to the address in Article 13 or by wire transfer. Any payment drawn on a foreign bank or foreign branch of a U.S. bank shall be made only by wire transfer. Wire transfers shall be made in accordance with the following or any other written instructions as may be specified by [***]. In computing royalties, LICENSEE shall convert any revenues it receives in foreign currency into its equivalent in United States dollars at the most recent exchange rate published in the Wall Street Journal on the last business day of the ROYALTY PERIOD during which such payments are received by LICENSEE, or at such other exchange rate as the parties may agree to in writing.

3.5         Royalty payments shall be made on a semi-annual basis with submission of the reports required by Article 4. All amounts due under this Agreement, including amounts due for the payment of patent expenses, shall, if overdue, be subject to a charge of interest, at a per annum rate of [***]. The payment of such interest shall not foreclose MICHIGAN from exercising any other rights it may have resulting from any late payment.

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ARTICLE 4 — REPORTS

4.1         Until the FIRST COMMERCIAL SALE of the first LICENSED PRODUCT, LICENSEE shall provide to MICHIGAN a written annual report on or before July 30 of each year. The annual report shall include: reports of progress on research and development, regulatory approvals, manufacturing, and sublicensing with respect to LICENSED PRODUCTS during the preceding twelve (12) months, and plans for the coming year. LICENSEE also shall report to MICHIGAN the date of FIRST COMMERCIAL SALE of each LICENSED PRODUCT in each country within thirty (30) days of occurrence. All reports provided by LICENSEE to MICHIGAN pursuant to this Section 4.1 shall be CONFIDENTIAL INFORMATION of LICENSEE.

4.2         After the FIRST COMMERCIAL SALE of the first LICENSED PRODUCT, LICENSEE shall provide semi-annual royalty reports to MICHIGAN. By each July 30 and January 31 (i.e., within one month after each ROYALTY PERIOD closes, including the close of the ROYALTY PERIOD immediately following any termination of this Agreement), LICENSEE shall report to MICHIGAN for that ROYALTY PERIOD the NET SALES for such ROYALTY PERIOD.

(a) NET SALES, excluding the deductions provided therefor, of LICENSED PRODUCTS and LICENSED PROCESSES sold, distributed, used, rented, leased, or licensed, however characterized, by LICENSEE and all SUBLICENSEES.

(b) deductions applicable as provided in the definition for NET SALES above.

(c) royalties due during such ROYALTY PERIOD.

(d) foreign currency conversion rate and calculations (if applicable).

(e) any milestone (under Article 3 or Article 5) that has been achieved, and any milestone that was due during the ROYALTY PERIOD but not achieved, specifying each milestone and whether or not it was achieved.

LICENSEE shall include the amount of all payments due, including any payments due from any sublicense agreement, and the various calculations used to arrive at those amounts, including the quantity, description (nomenclature and type designation as described in Paragraph 4.3 below), country of manufacture, and country of sale or use of LICENSED PRODUCTS and LICENSED PROCESSES.

If no payment is due, LICENSEE shall so report to MICHIGAN that no payment is due. All reports provided by LICENSEE to MICHIGAN pursuant to this Section 4.2 shall be CONFIDENTIAL INFORMATION of LICENSEE.

4.3         Following the FIRST COMMERCIAL SALE of the first LICENSED PRODUCT, LICENSEE shall promptly establish and consistently employ a system of specific nomenclature and type designations for LICENSED PRODUCTS to permit identification and segregation of various types where necessary. LICENSEE shall consistently employ, and shall use commercially reasonable efforts to require SUBLICENSEES to consistently employ, the system when rendering invoices thereon and shall inform MICHIGAN, or its auditors (pursuant to Section 4.4.), when requested, as to the details concerning such nomenclature system, all additions thereto and changes therein.

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4.4         LICENSEE shall keep, and shall require SUBLICENSEES to keep, true and accurate records containing data reasonably required for the computation and verification of payments due under this Agreement. LICENSEE shall, and it shall require all SUBLICENSEES to: (a) open such records for inspection upon reasonable written notice during business hours, and no more than once per year, by MICHIGAN through an independent certified accountant selected by MICHIGAN and reasonably acceptable to LICENSEE, for the purpose of verifying the amount of payments due; and (b) retain such records for three (3) years from date of origination. Such independent certified accountant shall enter into an acceptable confidentiality agreement with LICENSEE to treat as confidential all relevant matters of the inspection.

The terms of this Section 4.4 shall survive any termination of this Agreement. MICHIGAN is responsible for all expenses of such inspection, except that if any inspection reveals an underpayment greater than [***] percent ([***]%) of royalties due MICHIGAN, then LICENSEE shall pay [***] to MICHIGAN within thirty (30) days of written notice thereof.

4.5         So that MICHIGAN may pay the proper U.S. Patent and Trademark Office fees relating to the PATENT RIGHTS, if LICENSEE, its AFFILIATE or SUBLICENSEE does not qualify as a “Small Entity” under U.S. patent laws, LICENSEE shall promptly notify MICHIGAN. The parties understand that the changes to LICENSEE’s, its AFFILIATE’s or SUBLICENSEE’s businesses that might affect entity status include: acquisitions, mergers, hiring of a total of more than five hundred (500) total employees, sublicense agreements, and sublicense options.

ARTICLE 5 — DILIGENCE

5.1         LICENSEE shall use commercially reasonable efforts to bring at least one (1) LICENSED PRODUCT to market through the exploitation of the PATENT RIGHTS and to market at least one (1) LICENSED PRODUCT following such FIRST COMMERCIAL SALE. LICENSEE has the responsibility to obtain and retain any governmental approvals to manufacture and/or sell LICENSED PRODUCTS for all relevant activities of LICENSEE hereunder.

5.2         As part of the diligence required by Section 5.1, LICENSEE agrees to reach the following development milestone for the LICENSED PRODUCTS by the following date:

submit all necessary data and documentation for a Technical Assessment by the Palmetto GBA MolDx program (or by any applicable Medicare Administrative Contractor program) by March 31, 2015, with such timeline to be extended by any delays caused by any events or factors (including but not limited to changes in applicable regulations) that are out of the reasonable control of LICENSEE.

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ARTICLE 6 — SUBLICENSING

6.1         LICENSEE shall notify MICHIGAN in writing of every sublicense agreement and each material amendment thereto within thirty (30) days after their execution, and indicate the name of the SUBLICENSEE, the territory covered by the sublicense, the scope of the sublicense, and the nature, timing and amounts of all fees and royalties to be paid thereunder. LICENSEE will provide to MICHIGAN a redacted copy of the sublicense agreement (or material amendment, as applicable) in a form permitted by the SUBLICENSEE.

6.2         To the extent LICENSEE receives from SUBLICENSEES any consideration other than cash for such sublicense agreements, fair market cash value (at the time of the transaction) for such consideration will be agreed upon by the parties.

6.3         Each sublicense granted by LICENSEE under this Agreement shall provide for its termination upon termination of this Agreement. Each sublicense shall terminate upon termination of this Agreement unless LICENSEE has previously assigned its rights under the sublicense to MICHIGAN, provided that, notwithstanding the foregoing, for a period of [***] days after termination of this Agreement, MICHIGAN agrees to negotiate in good faith with each SUBLICENSEE that (a) is not under common control or ownership with LICENSEE, and (b) is not in material breach of its sublicense with LICENSEE at the time of the termination of this Agreement, to provide such SUBLICENSEE a license under the PATENT RIGHTS on similar financial terms contained in this Agreement with respect to the rights granted by LICENSEE to such SUBLICENSEE.

6.4         LICENSEE shall require that all sublicenses:

(a) be consistent with the terms and conditions of this Agreement;

(b) contain the SUBLICENSEE’S acknowledgment of the disclaimer of warranty and limitation on MICHIGAN’s liability, as provided by Article 9 below; and

(c) contain provisions under which the SUBLICENSEE accepts duties at least equivalent to those accepted by the LICENSEE in the following Paragraphs: 4.4 (duty to keep records); 4.5 (duty regarding Patent Office fees); 9.4 (duty to avoid improper representations or responsibilities); 10.1 and 10.2 (duty to defend, hold harmless, and indemnify MICHIGAN and HHMI); 10.3 (duty to maintain insurance); 14.5 (duty to properly mark LICENSED PRODUCTS with patent notices); 14.7 (duty to restrict the use of MICHIGAN and HHMI’s name); 14.8 (duty to control exports).

ARTICLE 7 — PATENT APPLICATIONS AND MAINTENANCE

7.1         Subject to Section 7.3, MICHIGAN has the first right and responsibility to control all aspects of filing, prosecuting, and maintaining all of the patents and patent applications that are contained within the PATENT RIGHTS, interferences, and disputes (including litigation) regarding inventorship, in each case in cooperation with LICENSEE in accordance with Section 7.2, and using counsel reasonably acceptable to LICENSEE. LICENSEE shall fully cooperate in such activities.

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7.2         MICHIGAN shall promptly (and reasonably prior to any deadline or action with the U.S. Patent and Trademark Office or any foreign patent office) notify and provide copies to LICENSEE of all information and documents received by MICHIGAN relating to the filing, prosecution and maintenance of the patents and patent applications that are contained within the PATENT RIGHTS. LICENSEE shall have the right to review, comment, and advise upon all such information, including providing to MICHIGAN and/or MICHIGAN’s counsel the initial draft of any response or document related thereto, and MICHIGAN agrees to implement in good faith all reasonable and timely requests made by LICENSEE. Each party agrees to hold such information confidential and to use the information provided by MICHIGAN or LICENSEE only for the purpose of advancing the PATENT RIGHTS.

7.3         MICHIGAN shall not abandon any patent or patent application within the PATENT RIGHTS without reasonable prior notice to LICENSEE (in any event at least sixty (60) days prior to any deadline or action with the U.S. Patent and Trademark Office or applicable foreign patent office). Upon receiving such notice LICENSEE shall have the right, but not obligation, to assume all aspects of filing, prosecuting, and maintaining of any such patent or patent application.

7.4         LICENSEE shall reimburse MICHIGAN for all reasonable fees and costs relating to the activities described in this Article on a pro-rated basis based on the number of MICHIGAN licensees or optionees of the PATENT RIGHTS or any portion thereof provided, however, that starting with calendar year 2013 such fees and costs shall be consistent with an annual budget to be agreed upon by the parties before the start of each calendar year. Reimbursement by LICENSEE shall be made within thirty (30) days of receipt of MICHIGAN’s invoice and shall be subject to the interest specified in Section 3.5 above.

ARTICLE 8 — ENFORCEMENT

8.1         Each party shall promptly advise the other in writing of any known acts of potential infringement of the PATENT RIGHTS by third party. LICENSEE has the first right to police the PATENT RIGHTS against infringement by third parties within the TERRITORY and the FIELD OF USE, but LICENSEE shall notify MICHIGAN twenty (20) days before filing any suit; notwithstanding, LICENSEE may so notify MICHIGAN one (1) day before filing any such suit if circumstances exist to make such twenty (20)-day notice impossible and LICENSEE notifies MICHIGAN as soon as reasonably possible. LICENSEE shall not file any suit without a diligent investigation of the merits of such suit by its counsel, including with respect to PATENT RIGHTS. This right to police includes defending any action for declaratory judgment of noninfringement or invalidity; and prosecuting, defending or settling all infringement and declaratory judgment actions at its expense and through counsel of its selection, except that LICENSEE shall make any such settlement only with the advice and consent of MICHIGAN. If LICENSEE has a reasonable basis for policing the patents and has provided said twenty (20) days notice (or such shorter period as permitted herein), MICHIGAN shall provide reasonable assistance to LICENSEE with respect to such actions, including at the request of LICENSEE, joining such actions as a party if MICHIGAN is a necessary party to the lawsuit, but only if LICENSEE reimburses MICHIGAN for out-of-pocket expenses incurred by MICHIGAN in connection with any such assistance rendered at LICENSEE’S request or reasonably required by

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MICHIGAN. MICHIGAN retains the right to participate, with counsel of its own choosing and at its own expense, in any action under this Section 8.1.

If a claim or counterclaim is made by any third party that any of the PATENT RIGHTS is invalid or unenforceable, then MICHIGAN, at its sole option, shall have the right to intervene and assume control over the defense of such claim or counterclaim, and LICENSEE shall provide reasonable cooperation in the defense of such claim or counterclaim; provided, however, that MICHIGAN shall not make any settlement with respect to such claim or counterclaim without the advice and consent of LICENSEE, such consent not to be unreasonably withheld, conditioned or delayed, If a third party asserts jurisdiction for any such action solely as the result of acts of MICHIGAN and MICHIGAN exercises it right to control, then MICHIGAN shall be responsible for the reasonable costs and fees of defending such action, but otherwise the remainder of this Section 8.1 shall control.

8.2         If LICENSEE recovers under this Article 8 damages in patent litigation or settlement thereof, the award shall be applied first to satisfy LICENSEE’S and MICHIGAN’s reasonable expenses and legal fees for the litigation. The remaining balance shall be divided between the parties as follows: [***] percent ([***]%) to LICENSEE and [***] percent ([***]%) to MICHIGAN; provided, however, that to the extent such patent litigation or settlement thereof relates to this Agreement and other third party licenses to LICENSEE, such [***] percent ([***]%) allocation to MICHIGAN shall be [***] between MICHIGAN and any such third party licensor(s). This provision shall control the division of revenues where a license is granted as part of a settlement of such lawsuit.

8.3         If LICENSEE fails to take action to abate any alleged infringement of patents within the PATENT RIGHTS within ninety (90) days of a written request by MICHIGAN to do so (or within a shorter period if required to preserve the legal rights of MICHIGAN under any applicable laws) then MICHIGAN has the right to take such action (including prosecution of a suit) at its expense and LICENSEE shall use reasonable efforts to cooperate in such action, at MICHIGAN’S request and expense. During such action LICENSEE shall not have the right to grant sublicenses without MICHIGAN’s permission, such permission not to be unreasonably withheld, and MICHIGAN has full authority to settle on such terms as MICHIGAN determines, provided that such settlement terms do not adversely affect any of LICENSEE’s rights hereunder. If MICHIGAN recovers damages in patent litigation or settlement thereof, the award shall be applied first to satisfy LICENSEE’S and MICHIGAN’s reasonable expenses and legal fees for the litigation. The remaining balance shall be [***] LICENSEE and MICHIGAN. This provision shall control the division of revenues where a license is granted as part of a settlement of such litigation.

ARTICLE 9 — NO WARRANTIES; LIMITATION ON MICHIGAN’S LIABILITY

9.1         MICHIGAN, including its Regents, fellows, officers, employees and agents, makes no representations or warranties that the PATENT RIGHTS are or will be held valid or enforceable, or that the manufacture, importation, use, offer for sale, sale or other distribution of any LICENSED PRODUCTS will not infringe upon any third party’s patent or other intellectual property rights.

[***]=CERTAIN CONFIDENTIAL INFORMATION OMITTED
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9.2         MICHIGAN, INCLUDING ITS REGENTS, FELLOWS, OFFICERS, EMPLOYEES AND AGENTS, MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY LICENSEE OR SUBLICENSEES OF LICENSED PRODUCTS.

9.3         LICENSEE AND SUBLICENSEES ASSUME THE ENTIRE RISK AS TO PERFORMANCE OF LICENSED PRODUCTS. In no event shall MICHIGAN, including its Regents, fellows, officers, employees and agents, be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage with respect to LICENSED PRODUCTS, to LICENSEE, SUBLICENSEES or any other individual or entity regardless of legal or equitable theory. The above limitations on liability apply even though MICHIGAN, its Regents, fellows, officers, employees or agents may have been advised of the possibility of such damage.

9.4         LICENSEE shall not, and shall require that its SUBLICENSEES do not, make any statements, representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity, that are inconsistent with any disclaimer or limitation included in this Article 9.

ARTICLE 10 — INDEMNITY; INSURANCE

10.1         LICENSEE shall defend, indemnify and hold harmless and shall require SUBLICENSEES to defend, indemnify and hold harmless MICHIGAN, including its Regents, fellows, officers, employees, students, and agents (collectively, “MICHIGAN Indemnitees”), for and against any and all damages, losses, and expenses of any nature (including attorneys’ fees and other litigation expenses), including but not limited to, death, personal injury, illness, property damage, economic loss or products liability (collectively, “Losses”), based on third party claims or demands arising from or in connection with any of the following: (1) Any manufacture, use, sale or other disposition by LICENSEE, its AFFILIATES SUBLICENSEES or LICENSEE’S transferees of LICENSED PRODUCTS or LICENSED PROCESSES, including any product liability actions; and (2) The use or practice by LICENSEE, its AFFILIATES or SUBLICENSEES of the PATENT RIGHTS; except to the extent such Losses arise from the negligence or willful misconduct of a MICHIGAN Indemnitee.

10.2         HHMI and its trustees, officers, employees, and agents (collectively, “HHMI Indemnitees”), will be indemnified, defended by counsel reasonably acceptable to HHMI, and held harmless by the LICENSEE and SUBLICENSEES from and against any third party claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “Claims”), based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability. The previous sentence will not apply to the extent any Claim is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee.

10.3         If MICHIGAN (the “Indemnified Party”) is seeking indemnification under Section 10.1, the Indemnified Party shall inform LICENSEE or SUBLICENSEE (as applicable, the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify as soon as reasonably practicable after receiving notice of the claim. The Indemnifying Party shall have the right to assume the defense of any such claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and its insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own option and expense, through counsel of its own selection, in the defense of any claim that has been assumed by the Indemnifying Party. The Indemnifying Party shall not settle any such legal action with an admission of liability of the Indemnified Party without the Indemnified Party’s written approval, which approval shall not be unreasonably withheld or delayed.

In the case of any HHMI Indemnitee, notice shall be given reasonably promptly following actual receipt of written notice thereof by an officer or attorney of HHMI. Notwithstanding the foregoing, the delay or failure of any HHMI Indemnitee to give reasonably prompt notice to the Indemnifying Party of any such claim shall not affect the rights of such HHMI Indemnitee unless, and then only to the extent that, such delay or failure is prejudicial to or otherwise adversely affects the Indemnifying Party. The Indemnifying Party shall have the right to assume the defense of any such claim for which it is obligated to indemnify any HHMI Indemnitee. An HHMI Indemnitee shall cooperate with the Indemnifying Party and its insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. An HHMI Indemnitee shall have the right to participate, at its own option and expense, through counsel of its own selection, in the defense of any claim that has been assumed by the Indemnifying Party.

The Indemnifying Party agrees not to settle any Claim against an HHMI Indemnitee without HHMI’s written consent, where (a) such settlement would include any admission of liability on the part of any HHMI Indemnitee, (b) such settlement would impose any restriction on any HHMI Indemnitee’s conduct of any of its activities, or (c) such settlement would not include an unconditional release of all HHMI Indemnitees from all liability for claims that are the subject matter of the settled Claim.

10.4         Prior to any distribution or commercial use of any LICENSED PRODUCT by LICENSEE, LICENSEE shall purchase and maintain in effect commercial general liability insurance, including product liability insurance and errors and omissions insurance which shall protect LICENSEE, MICHIGAN and HHMI Indemnitees with respect the events covered by Sections 10.1 and 10.2. Prior to any distribution or use of any LICENSED PRODUCT by a SUBLICENSEE, LICENSEE shall require that the SUBLICENSEE purchase and maintain in effect commercial general liability insurance, including product liability insurance and errors and omissions insurance which shall protect LICENSEE, SUBLICENSEE, MICHIGAN and HHMI Indemnitees with respect to the events covered by Section 10.1. Each such insurance policy must provide industry-standard coverage for all claims with respect to any LICENSED PRODUCTS manufactured, used, sold, licensed or otherwise distributed by LICENSEE -- or, in the case of a SUBLICENSEE’s policy, by said SUBLICENSEE -- and must specify HHMI Indemnitees and MICHIGAN Indemnitees as additional insured where applicable. LICENSEE shall furnish certificate(s) of such insurance to MICHIGAN prior to FIRST COMMERCIAL SALE.

10.5         IN NO EVENT SHALL EITHER PARTY HEREUNDER BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER RESULTING FROM ANY BREACH OR DEFAULT OF THIS AGREEMENT.

ARTICLE 11 — TERM AND TERMINATION

11.1         If LICENSEE ceases to carry on its business, this Agreement shall terminate upon written notice by MICHIGAN attempted to be delivered to the then-current address for notices provided in Article 13.

11.2         Upon any material breach or default of this Agreement by a party (other than as specifically provided herein, the terms of which shall take precedence over the handling of any other material breach or default under this Section 11.2), the other party has the right to terminate this Agreement effective on sixty (60) days’ written notice to provide an opportunity to cure the breach or default. Such termination shall become automatically effective upon expiration of the sixty (60)-day period unless the material breach or default is cured before such period expires; provided, however, that the party receiving notice of breach has the right to dispute in good faith, the termination under this Section 11.2 and this Agreement may not be terminated unless and until: (a) the dispute has been resolved in favor of the party originally delivering the notice of breach, and (b) the breach is not cured within fifteen (15) days thereafter; provided, further, that if the dispute relates to LICENSEE’s payment obligations hereunder, LICENSEE shall first pay to MICHIGAN such amounts before disputing the termination under this Section 11.2. In no event shall such termination abeyance last longer than 180 days from the date of notice of good faith dispute.

11.3         LICENSEE has the right to terminate this Agreement at any time on ninety (90) days’ written notice to MICHIGAN.

11.4 Upon termination of this Agreement, and except as provided herein to the contrary, all rights and obligations of the parties hereunder shall cease, except any previously accrued rights and obligations, and the following shall apply:

(a) LICENSEE has the obligation to pay royalties and other sums, or to transfer equity or other consideration, accruing hereunder up to the day of such expiration or termination, whether or not this Agreement provides for a number of days before which actual payment is due and such date is after the day of expiration or termination and whether or not a required funding event or other stock transfer trigger has yet been met;

(b) LICENSEE will submit a final report of the type described in Section 4.1 or 4.2, as applicable;

(c) MICHIGAN shall have the right to inspect books and records as described in Article 4, but only for so long as LICENSEE’s obligations to keep such records for the required time;

(d) LICENSEE will cease its manufacture, use and sale of the LICENSED PRODUCTS and LICENSED PROCESSES;

(e) Any cause of action or claim of LICENSEE or MICHIGAN accrued or to accrue because of any breach or default by the other party hereunder shall survive;

(f) The provisions of Sections 2.3, 6.3 and 11.4 and Articles 1, 9, 10, and 14 shall survive; and

(g) All other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both parties shall survive.

11.5         If LICENSEE asserts the invalidity or unenforceability of any VALID CLAIM included in the PATENT RIGHTS, including by way of litigation or administrative proceedings, either directly or indirectly through any other party, then MICHIGAN shall have the right to immediately terminate this Agreement upon written notice to LICENSEE. In the event such assertion of invalidity or unenforceability is made by a SUBLICENSEE, LICENSEE will terminate any and all rights granted to such SUBLICENSEE. In the event the SUBLICENSEE does not withdraw such legal action, LICENSEE will fully cooperate with MICHIGAN in defending the PATENT RIGHTS at MICHIGAN’s request and expense.

ARTICLE 12 — REGISTRATION AND RECORDATION

12.1         If the terms of this Agreement, or any assignment or license under this Agreement are or become such as to (by applicable law) require that the Agreement or license or any part thereof be registered with or reported to a national or supranational agency, LICENSEE will, at its expense, undertake such registration or report. Prompt notice and appropriate verification of the act of registration or report or any agency ruling resulting from it will be supplied by LICENSEE to MICHIGAN upon request.

12.2         LICENSEE shall also carry out, at its expense, any formal recordation of this Agreement or any license herein granted that the law of any country requires as a prerequisite to enforceability of the Agreement or license in the courts of any such country or for other reasons, and shall promptly furnish to MICHIGAN appropriately verified proof of recordation.

ARTICLE 13 — NOTICES

13.1         Any notice, request, or report required or permitted to be given or made under this Agreement by either party is effective: on the date delivered in person; one (1) day after mailing if sent by an internationally recognized overnight carrier with charges prepaid; three (3) days after mailing if sent by certified or registered mail postage prepaid and return receipt requested;

or on the date transmitted by facsimile, if confirmation is received, in each case to the address set forth below or such other address as such party specifies by written notice given in conformity herewith. Any notice, request, or report not so given is not effective until actually received by the other party.

To MICHIGAN: Office of Technology Transfer University of Michigan 1600 Huron Parkway, 2nd Floor Ann Arbor, MI 48109-2590 Facsimile: 734-615-8433 Attn: File No. 4774 and 5424	To LICENSEE: GenomeDx Biosciences, Inc. 311 Water Street, 4th Floor Vancouver, B.C., Canada, V6B 1B8 Facsimile: (866) 505-5161 Attn: Chief Financial Officer

ARTICLE 14 — MISCELLANEOUS PROVISIONS

14.1         This Agreement shall be construed, governed, interpreted and applied according to United States and State of New York law, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

14.2         Should LICENSEE bring any claim, demand or other action against MICHIGAN, its Regents, fellows, officers, employees or agents, arising out of this Agreement or the relationship between the parties, LICENSEE agrees to bring said action only in the Michigan Court of Claims.

14.3         In the event of disputes between the parties arising out of or in connection with this Agreement, the parties agree to attempt to resolve such disputes by good faith discussions by and among the senior individuals with responsibility for patent and licensing activities at the disputing parties’ institutions, with advice of patent counsel, if necessary. Where disputes cannot be resolved by mutual agreement, the disputing parties agree to submit to non-binding mediation using procedures to be negotiated in good faith, with the intent of resolving disputes short of litigation, except that with respect to matters of patent law, the parties shall be entitled to pursue any legal remedies available.

14.4         MICHIGAN and LICENSEE agree that this Agreement, including any Exhibits, sets forth their entire understanding concerning the subject matter of this Agreement. The parties may amend this Agreement from time to time, such as to add new or to modify rights, but no modification will be effective unless both MICHIGAN and LICENSEE agree to it in writing.

14.5         If a court of competent jurisdiction finds any term of this Agreement invalid, illegal or unenforceable, that term will be curtailed, limited or deleted, but only to the extent necessary to remove the invalidity, illegality or unenforceability, and without in any way affecting or impairing the remaining terms.

14.6         LICENSEE agrees to use reasonable efforts to mark the LICENSED PRODUCTS sold in the United States with all applicable United States issued patent numbers. All LICENSED

PRODUCTS shipped to or sold in other countries shall be marked to comply with the applicable patent laws and practices of the countries of manufacture, use and sale.

14.7        No waiver by either party of any breach of this Agreement, no matter how long continuing or how often repeated, is a waiver of any subsequent breach thereof, nor is any delay or omission on the part of either party to exercise or insist on any right, power, or privilege hereunder a waiver of such right, power or privilege. In no event shall any waiver be deemed valid unless it is in writing and signed by an authorized representative of each party.

14.8        LICENSEE agrees to refrain from using and to require SUBLICENSEES to refrain from using the name of MICHIGAN or HHMI in publicity or advertising without the prior written approval of MICHIGAN and/or HHMI, as the case may be, except as may be required by law. Reports in scientific literature and presentations of joint research and development work are not publicity. Notwithstanding this provision, without prior written approval of MICHIGAN, LICENSEE, its AFFILIATES and SUBLICENSEES may state publicly (including on their respective websites) that LICENSED PRODUCTS were developed by LICENSEE based upon an invention(s) developed at the University of Michigan and/or that the PATENT RIGHTS were licensed from the University of Michigan.

14.9        LICENSEE agrees to comply with all applicable laws and regulations. In particular, LICENSEE understands and acknowledges that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE agrees to comply with all United States laws and regulations controlling the export of commodities and technical data, to be solely responsible for any violation of such laws and regulations by LICENSEE, its AFFILIATES or SUBLICENSEES, and to defend, indemnify and hold harmless MICHIGAN and its Regents, fellows, officers, employees and agents if any legal action of any nature results from the violation of such laws and regulations by LICENSEE, its AFFLIATES or SUBLICENSEES.

14.10        The relationship between the parties is that of independent contractor and contractee. Neither party is an agent of the other in connection with the exercise of any rights hereunder, and neither has any right or authority to assume or create any obligation or responsibility on behalf of the other.

14.11        LICENSEE may not assign this Agreement without the prior written consent of MICHIGAN, such consent not to be unreasonably withheld. LICENSEE shall not pledge any of the license rights granted in this Agreement as security for any creditor without the consent of MICHIGAN. Any attempted pledge of any of the rights under this Agreement or attempted assignment of this Agreement in contravention of the foregoing will be void from the beginning. No assignment by LICENSEE (to which MICHIGAN consented) will be effective until the intended assignee agrees in writing to accept all of the terms and conditions of this Agreement, and such writing is provided to MICHIGAN. Notwithstanding any of the foregoing, LICENSEE may, without MICHIGAN’s consent, assign its rights and obligations under this Agreement to an AFFILIATE or a purchaser of all or substantially all of LICENSEE’s stocks or assets relating to the subject matter of this Agreement, so long as such assignee provides a statement in writing to MICHIGAN that it agrees to accept all the terms and conditions of this Agreement in the place of LICENSEE.

14.12         If during the term of this Agreement, LICENSEE makes or attempts to make an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy or insolvency are instituted on behalf of or against LICENSEE and not dismissed within ninety (90) days, or if a receiver or trustee is appointed for the property of LICENSEE, this Agreement shall automatically terminate. LICENSEE shall notify MICHIGAN of any such event mentioned in this Section 14.12 as soon as reasonably practicable, and in any event within five (5) business days after any such event.

14.13         HHMI is not a party to this Agreement and has no liability to any licensee, sublicensee, or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMT and are enforceable by HHMI in its own name.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives as of the Effective Date.

FOR GENOMEDX BIOSCIENCES, INC.		FOR THE REGENTS OF THE UNIVERSITY OF MICHIGAN

By:	/s/ David Matthews	By:	/s/ Kenneth Nisbet
(authorized representative)			Kenneth J. Nisbet
Executive Director, UM Technology Transfer
Typed Name: David Matthews

Title:	CFO